Exhbit 99.1

Rubicon Medical Contact:
David Politis, Politis Communications, 801-523-3730(wk)/801-556-8184(cell), dpolitis@politis.com, or Katie Hoshino, Politis Communications,
801-523-3730(wk), khoshino@politis.com

FOR IMMEDIATE RELEASE

                       Rubicon Medical Receives $2 Million
                   Strategic Investment From Boston Scientific

      Rubicon's largest stockholders grant options to Boston Scientific to purchase their shares; The companies also enter into
                 exclusive discussions of a broader relationship

SALT LAKE CITY - July 17, 2003 - Rubicon Medical Corp. (OTC BB: RMDC), a Salt Lake City-based developer and manufacturer of medical devices and products, today announced that Boston Scientific Corporation (NYSE: BSX) has purchased 2 million shares of Rubicon common stock for $2 million. Prior to the investment, Rubicon had approximately 52.8 million shares outstanding and 58.4 million shares on a fully diluted basis.

In connection with the investment, Rubicon's two largest stockholders, holding more than 50 percent of Rubicon's issued and outstanding shares of common stock, granted Boston Scientific a binding irrevocable option to acquire all of their shares for an initial consideration of $2 per share payable, at the option of Boston Scientific, in cash or shares of Boston Scientific common stock plus additional "earn-out" amounts of up to $1.50 per share if certain performance milestones are achieved. Boston Scientific has agreed that if it exercises the option to acquire the shares of the two largest stockholders, it will also make an offer to acquire all shares of common stock of Rubicon Medical held by all other stockholders on the same terms, including price and form of consideration.

The option is exercisable for a period of 90 days and may be extended if Boston Scientific purchases an additional 2 million shares of Rubicon common stock for $2 million. The earn-out amounts generally consist of an additional $0.50 per share if Rubicon develops a stroke therapy device that meets certain stringent independent testing requirements prior to September 30, 2004, and an additional amount of $1.00 per share if net sales of Rubicon's embolic protection filter exceed $50 million in any twelve-month period during the five years following its receipt of both a CE Mark and FDA marketing clearance for the Rubicon Filter.

During the 90-day term of the option (which may be extended as provided above), Rubicon, the two largest stockholders and Boston Scientific will negotiate exclusively to enter into definitive agreements setting forth additional terms and conditions and providing for an additional $15 million equity investment by Boston Scientific ($13 million if the option to extend is exercised), following which it will own a total of 18 percent of Rubicon's fully diluted equity. Upon the execution of definitive agreements, the initial option with the controlling stockholders will effectively be replaced with a new option containing substantially the same material provisions except that the new option will not expire until 90 days after Rubicon's receipt of both a CE Mark and FDA clearance for the Rubicon Filter.

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"We are happy with this development and the opportunities it presents to Rubicon and our stockholders," said Richard J. Linder, president and chief executive officer of Rubicon Medical. "We see the $2 million strategic investment from Boston Scientific as an affirmation of our technology, our people and our company. Both companies believe very strongly that embolic filters will play an important role in the future of interventional medicine. Boston Scientific is a leader in this market with its recent launch of the Filterwire EX(TM) system in the U.S., and its interest in Rubicon provides further support that our technology has great potential value.

"Rubicon will be negotiating exclusively with Boston Scientific to enter into definitive agreements and finalize a broader relationship, but it's important to note that there are no guarantees that any additional agreements will be entered into, that Boston Scientific will make any additional investments in Rubicon, that Boston Scientific will exercise its option to acquire any Rubicon shares, or that if the option is exercised, the performance milestones for the additional earn-out payments will be achieved. However, we have received an additional $2 million investment today, and we believe this is a positive development for Rubicon and its stockholders."

Rubicon Medical also announced today that it is finalizing the details for European clinical trials on the award-winning Rubicon Filter and anticipates the trials will commence within the next several weeks.

About Rubicon Medical
Rubicon Medical Corporation (www.rubiconmed.com) is a Salt Lake City-based developer and manufacturer of interventional vascular medical devices and products. The company focuses on minimally invasive endovascular techniques and products that are safer and more cost effective than surgery.

Forward Looking Statements: All forward-looking statements in this release are based upon information available to the company on the date of this release. Any forward-looking statements involve risks and uncertainties, including risks and uncertainties pertaining to Rubicon's ability to complete development and obtain regulatory approvals for its embolic protection filter, its ability to negotiate and execute definitive agreements with Boston Scientific, its lack of control over whether Boston Scientific exercises any options that may be granted to it, uncertainties with respect to its ability to achieve performance milestones, and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Rubicon's Rubicon Filter and Guardian devices have not yet been approved for sale in the U.S. or Europe, Rubicon has not yet developed a stroke therapy device, and no assurance exists that such approvals will be obtained or that such products will be developed. Readers should not place undue reliance on these forward-looking statements.

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